Form 20-F/A (Amendment No. 1)

Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

China Yuchai International Limited:

We consent to incorporation by reference in the registration statement on Form F-3 (No. 333-111106) of China Yuchai International Limited (the “Company”) of our report dated August 4, 2006, except as to Note 2A, which is as of May 15, 2008, relating to the consolidated balance sheets of the Company, as of December 31, 2004 and 2005, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 20-F/A of the Company and to the references to our firm under the heading “Selected Financial Data” in the Form 20-F/A. Our report contains an emphasis paragraph that states that the Company has restated its 2005 consolidated financial statements to correct certain accounting errors. Our report also contains an emphasis paragraph that states that the Company recognized a provision for uncollectible loans to a related party in the amount of Rmb203 million as of December 31, 2005 and also entered into certain material transactions subsequent to December 31, 2005.

/s/    KPMG

Hong Kong,

Date: May 30, 2008